Exhibit 99.1

Contact:	Thomas J. Crawford Stewart Enterprises, Inc. 1333 S. Clearview Pkwy. Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART SURPRISED BY ABRUPT WITHDRAWAL OF SCI PROPOSAL
— BELIEVES CREDIT MARKET DETERIORATION WAS KEY FACTOR TO DECISION —
Jefferson, LA October 8, 2008 ... Stewart Enterprises, Inc. (“Stewart”) (Nasdaq GS: STEI) today announced that it was surprised and disappointed by the unexpected withdrawal, as indicated in the letter from Service Corporation International (“SCI”) to Stewart on October 7, 2008, of the previous proposal made to acquire Stewart for $11 per share (the “Proposal”). In September 2008, after Stewart’s Board of Directors and independent committee consulted with its financial and legal advisors regarding the Proposal, Stewart’s Board determined to explore, among others, the opportunity presented by the Proposal and to share information with SCI pursuant to a confidentiality agreement between the parties. The following letter has been sent to SCI.
(Company Letterhead)
October 7, 2008
Thomas L. Ryan
President and Chief Executive Officer
Service Corporation International
1929 Allen Parkway
Houston, TX 77019
Dear Tom:
We were surprised and disappointed by the timing and content of your letter.

Your letter comes at a time when we had finished preparing the due diligence information you requested and we were awaiting the mark-up of the confidentiality agreement.
We disagree with how you characterize the current state of our discussions in a number of ways. Throughout our discussions you had consistently communicated to us that you were prepared to consider increasing your offer after receipt of limited due diligence information, that you were comfortable with the anti-trust regulatory risk and that your ability to deliver financing was key to the transaction.
It is disappointing that you are publicly attempting to characterize us as unreasonable when the only thing that seems to have changed since our initial discussions is the state of the financing markets. It has now become apparent to us that either your level of commitment to this transaction or your ability to consummate this transaction is not what it once was. Our Board will continue to assess all of our alternatives to maximize shareholder value and also remains open to an appropriate dialogue with SCI with respect to a transaction.
Sincerely,
Thomas J. Crawford
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
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